EXHIBIT 10.37

INTERACTIVE INTELLIGENCE, INC.

NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

UNDER 2006 EQUITY INCENTIVE PLAN

  This Agreement (“Agreement”), effective as of the ____ day of ______________, 20__ (“Grant Date”), is by and between Interactive Intelligence, Inc. (“Company”) and _____________ (“Grantee”).

  The Grantee now serves the Company as a Non-Employee Director, and in recognition of the Grantee’s valued services, the Company, through the Committee, desires to provide an opportunity for the Grantee to increase his or her stock ownership in the Company pursuant to the provisions of the Interactive Intelligence, Inc. 2006 Equity Incentive Plan (the “Plan”).

  In consideration of the terms and conditions of this Agreement and the Plan, the terms of which are incorporated as a part of this Agreement, the parties agree as follows:

1.  Grant of Option.  As of the date indicated above, the Company hereby grants to the Grantee the right and option (“Option”) to purchase all or any part of an aggregate of ______________ Shares.

2.  Non-Qualified Status.  This Option is a nonqualified stock option and is not intended to qualify as an incentive stock option under Code Section 422.

3.  Exercise Price.  The Exercise Price of each Share covered by this Option is $__________ per Share.

4.  Vesting of Option.  Subject to the terms of the Plan and this Agreement, including paragraph 5 and 8 below, this Option shall become exercisable as to _________ [insert fraction, such as 1/4] of the Shares on a cumulative basis, on each of the __________________ [insert anniversary dates, such as first, second, third and fourth] anniversaries of the Grant Date (time-based vesting (graded));

5.  Term of Option.  This Option expires at the close of business on __________ ___, 20___ (not to exceed ten years from the Grant Date), unless it expires earlier pursuant to the following rules:

(a)  Upon termination of the Grantee’s employment or service for Cause, this Option will terminate immediately and the Grantee will (if the Committee, in its sole discretion, exercises its rights under this section within ten (10) days of the termination) repay to the Company within ten (10) days of the Committee’s written demand the amount of any gain the Grantee had realized upon any exercise within the 90-day period prior to the termination of this Option;

(b)  Upon termination of the Grantee’s employment or service due to death or Disability, the Grantee or the Grantee’s beneficiary, as the case may be, may exercise this Option to the extent the Grantee was entitled to exercise this Option on the date of termination, but only within the one (1)-year period immediately following the Grantee’s termination due to death or Disability, and in no event after the date this Option expires in accordance with its terms; and

(c)  Upon termination by the Company of the Grantee’s employment or service without Cause, or upon termination of employment or service by the Grantee for a reason other than death or Disability, or upon the Grantee’s Retirement, the Grantee may exercise this Option to the extent that the Grantee was entitled to exercise this Option at the date of termination, but only within the one (1) month period immediately following the Grantee’s termination, and in no event after the date this Option expires in accordance with its terms.

6.  Exercise.  The Grantee may exercise this Option, to the extent vested, by delivering a written notice to the Company, specifying the number of Shares for which he or she is exercising the Option, and specifying the method of payment for the Exercise Price. The Grantee may pay the Exercise Price by any of the following means:

(a)  in cash or its equivalent;

(b)  by tendering (either actually or constructively by attestation) Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price that the Grantee has held for at least __________ (___) months;

(c)  Cashless Exercise; or

(d)  by a combination of any of the permitted methods of payment in subparagraphs (a), (b), and (c) above.

7.  Non-Assignability.  Except as provided in the Plan or this Agreement, this Option is not assignable or transferable by the Grantee otherwise than by will or by the laws of descent and distribution and is exercisable, during the Grantee’s lifetime, only by the Grantee or his or her guardian or legal representative.

8.  Change in Control.  If the Grantee is serving as a Non-Employee Director upon the occurrence of a Change in Control, and the Grantee's service is terminated, for whatever reason, in connection therewith, this Option will vest on a pro rata monthly basis, including full credit for partial months elapsed; provided,however, that for purposes of determining the vested portion of this Option, the Grantee shall be credited with one additional month of service for each month of service completed by the Grantee, up to a maximum of 24 additional months of service credit.

9.  Withholding. Prior to the delivery of any Shares pursuant to this Option, the Company has the right and power to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements. The Company may permit or require the Grantee to satisfy all or part of the tax withholding obligations in connection with this Option by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares already owned for a period of at least six (6) months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes), in each case having a value equal to the amount to be withheld, which shall not exceed the amount determined by the applicable minimum statutory tax withholding rate (or such other rate as will not result in a negative accounting impact). For these purposes, the value of the Shares to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.

10.  Notices.  All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Indianapolis, Indiana, and if to the Grantee or his or her successor, to the address last furnished by the Grantee to the Company. Notwithstanding the foregoing, though, the Company may authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail.

11.  No Service Rights.  Neither the Plan nor this Agreement confers upon the Grantee any right to continue in the service of the Company or interferes in any way with the right of the Company to terminate the Grantee’s service at any time.

12.  Defined Terms.  All of the defined terms, or terms that begin with capital letters and have a special meaning for purposes of this Agreement, have the meaning ascribed to them in this Agreement. All defined terms to which this Agreement does not ascribe a meaning have the meaning ascribed to them in the Plan.

13.  Plan Controlling.  The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee are binding and conclusive upon the Grantee and his or her legal representatives. The Grantee agrees to be bound by the terms and provisions of the Plan.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first above written.

[GRANTEE SIGNATURE]

Print Name:

INTERACTIVE INTELLIGENCE, INC.

By:

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Title: